Exhibit 99.1

Contacts:	For news media – George Biechler, 610-774-5997
For financial analysts – Tim Paukovits, 610-774-4124
PPL Corporation
Two North Ninth St.
Allentown, PA 18101
Fax 610-774-5281

PPL Reports Strong Earnings Increase for 2007,
Reaffirms 2008 and 2010 Earnings Forecasts

ALLENTOWN, Pa. (Jan. 31, 2008) ― Driven by gains from the sale of its Latin American delivery businesses and improved margins from its unregulated energy supply business, PPL Corporation (NYSE: PPL) on Thursday (1/31) reported 2007 earnings of $3.40 per share, compared with $2.24 per share a year ago.

Excluding special items, PPL’s earnings from ongoing operations for 2007 were $2.60 per share, an increase of 16 percent over a year ago.

“While PPL’s strong reported earnings in 2007 resulted in large part from the sale of our Latin American businesses, the solid growth in our unregulated energy supply business led to record 2007 earnings from ongoing operations as well,” said James H. Miller, PPL’s chairman, president and chief executive officer.

Gains of $0.67 per share from the sale of PPL’s electricity delivery businesses in Chile, El Salvador and Bolivia contributed significantly to 2007 reported earnings results. A second major positive contributor to PPL’s 2007 reported earnings was a 37 percent increase, or $0.40 per share, in earnings from the company’s unregulated energy supply business segment. A decrease in the United Kingdom income tax rate effective April 1, 2008, also benefited PPL’s reported earnings by $0.14 per share in 2007 by reducing PPL’s net deferred tax liabilities.

PPL reaffirmed its 2008 earnings forecast of $2.35 to $2.45 per share. This forecast reflects the loss of earnings due to the expiration of the federal synfuel tax credit program at the end of 2007 and the sale of PPL’s Latin American businesses during 2007. PPL’s Latin American businesses earned $0.08 per share in 2007. Synfuel operations in 2007 benefited PPL’s earnings by $0.14 per share and also provided a $0.04 per share benefit in lower fuel expense. In addition, U.S. income tax benefits of $0.08 per share in 2007 are not likely to recur at a similar level in 2008.

The company also reaffirmed its 2010 earnings forecast of a range of $4.00 to $4.60 per share.

“We continue to see improvement in energy market fundamentals, driving up the value of PPL’s current business portfolio,” Miller said. “As we actively pursue new assets that can add further value to our business portfolio, these market fundamentals will provide continued growth in value for our shareowners. We are working diligently with elected officials and regulators on energy policies at the state and federal levels that serve the best interests of our customers and the competitive energy marketplace.”

Miller noted that the total return on investment for owners of PPL common stock who reinvested their dividends was more than 49 percent in 2007 and more than 254 percent from the start of 2003 to year-end 2007. “Those figures are among the best for U.S. energy companies and demonstrate that we are consistently growing shareowner value,” he said.

2007 Reported and Ongoing Earnings Details

PPL’s reported earnings for 2007 included net special item credits of $0.80 per share, including a special item credit of $0.67 per share from the sale of its Latin American businesses. Other special item credits were: $0.14 per share from an income tax rate decrease in the United Kingdom; $0.09 per share from revenue related to an energy supply contract settlement in Connecticut; and $0.08 per share in unrealized gains related to the mark-to-market impact of energy-related, non-trading economic hedges.

Special item charges in 2007 were: $0.06 per share from the sale of PPL’s telecommunication operations; $0.06 per share in tax adjustments related to the planned sale of PPL’s natural gas distribution and propane businesses; $0.04 per share from an impairment in the value of certain electricity transmission rights owned by PPL in Maine; and $0.02 per share in workforce reductions.

PPL is in the process of obtaining binding bids for the previously announced sale of its natural gas distribution and propane businesses, which are expected to be sold during the second half of 2008. Any gain from this sale would be recorded at completion of the transaction. Any loss indicated by this bid process would be reflected in 2007 reported earnings if this determination is made prior to PPL’s filing of its 2007 Form 10-K with the SEC, but it would not affect 2007 earnings from ongoing operations.

Special charges and credits for 2006 resulted in a net special item charge of $0.01 per share.

Excluding special items, PPL’s record earnings from ongoing operations for 2007 were $2.60 per share, a 16 percent increase compared with $2.25 per share in earnings from ongoing operations for 2006. This increase was primarily due to higher energy supply margins in the eastern United States.

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Earnings from ongoing operations is a non-GAAP financial measure that excludes special items. Special items include charges or credits that are unusual or non-recurring as well as the mark-to-market impact of energy-related, non-trading economic hedges.

 (Dollars in millions, except for per share amounts)

	2007	2006	% Change
Reported Earnings	$1,309	$865	+51%
Reported Earnings per Share	$3.40	$2.24	+52%
Earnings from Ongoing Operations	$1,002	$869	+15%
Per Share Earnings from Ongoing Operations	$2.60	$2.25	+16%

(See the tables at the end of the news release for details as to the reconciliation of reported earnings versus earnings from ongoing operations.)

Fourth-quarter 2007 Earnings Results

For the fourth quarter of 2007, PPL announced record reported earnings of $439 million, or $1.17 per share. This is an increase of $0.71 per share compared with the same period of 2006. This increase was primarily due to gains from the sale of PPL’s Chilean electricity delivery business. During the fourth quarter of 2007, the company recorded $0.57 in net special item credits compared with no impact of special items recorded in the same period of 2006. (See tables for details.)

Excluding special items, PPL’s earnings from ongoing operations for the fourth quarter of 2007 were $0.60 per share, an increase of $0.14 per share, or 30 percent, from a year ago. This increase was primarily due to higher energy supply margins in the eastern United States and lower U.S. income taxes on PPL’s international earnings.

(Dollars in millions, except for per share amounts)

	4Q 2007	4Q 2006	% Change
Reported Earnings	$439	$178	+147%
Reported Earnings per Share	$1.17	$0.46	+154%
Earnings from Ongoing Operations	$226	$177	+ 28%
Per Share Earnings from Ongoing Operations	$0.60	$0.46	+ 30%

(See the tables at the end of the news release for details as to the reconciliation of reported earnings versus earnings from ongoing operations.)

Annual and Fourth-quarter Earnings by Business Segment

The following chart shows PPL’s earnings by business segment for the year and for the fourth quarter of 2007, compared with the same periods of 2006.

	Year		4th Quarter
	2007	2006	2007	2006
	(per share)		(per share)
Earnings from Ongoing Operations

Supply	$1.42	$1.18	$0.29	$0.26
Pennsylvania Delivery	0.40	0.38	0.09	0.07
International Delivery	0.78	0.69	0.22	0.13
Total	$2.60	$2.25	$0.60	$0.46

Special Items

Supply	$0.06	$(0.10)	$0.02	$(0.06)
Pennsylvania Delivery	(0.06)	0.09	-	0.06
International Delivery	0.80	-	0.55	-
Total	$0.80	$(0.01)	$0.57	$-

Reported Earnings

Supply	$1.48	$1.08	$0.31	$0.20
Pennsylvania Delivery	0.34	0.47	0.09	0.13
International Delivery	1.58	0.69	0.77	0.13
Total	$3.40	$2.24	$1.17	$0.46

(For more details and a breakout of special items by segment, see the reconciliation tables at the end of this news release.)

Key Factors Impacting Business Segment Earnings from Ongoing Operations

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy generation and marketing operations of PPL Energy Supply.

Per share earnings from ongoing operations for PPL’s supply business segment in 2007 increased by 20 percent, or $0.24 per share, over 2006. This increase primarily resulted from higher realized wholesale energy margins in the eastern and western U.S. driven by higher wholesale prices compared with a year ago, higher total margins from new and existing full-requirements energy supply contracts, increased base load generation output, and improved energy marketing activities. The supply business segment also recorded higher synfuel earnings and lower income taxes in 2007 compared with a year ago. Partially offsetting the impact of these positive factors were higher outage costs at PPL’s fossil, hydroelectric, and nuclear power plants and higher financing costs.

In the fourth quarter of 2007, per share earnings from ongoing operations for PPL’s supply business segment increased by 12 percent, or $0.03 per share, compared with the same period of 2006. This increase primarily resulted from higher realized wholesale energy margins in the eastern U.S., driven by higher wholesale prices, higher synfuel earnings and lower income taxes in 2007 compared with a year ago. Partially offsetting these gains were higher operation and maintenance expenses and higher financing costs.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities.

Per share earnings from ongoing operations for PPL’s Pennsylvania delivery business segment in 2007 increased by 5 percent, or $0.02 per share, compared with 2006. This increase was the result of higher electricity delivery margins due to favorable weather impacts, partially offset by higher depreciation and higher operation and maintenance expenses. PPL's natural gas distribution and propane businesses also contributed to the increase in earnings, primarily due to higher revenues as a result of higher distribution rates that became effective in early 2007.

In the fourth quarter of 2007, per share earnings from ongoing operations for PPL’s Pennsylvania delivery business segment increased by 29 percent, or $0.02 per share, compared with the same period of 2006. Many of the same factors that affected 2007 results for this business segment also affected the results in the fourth quarter, including higher electricity delivery margins and higher operation and maintenance expenses.

International Delivery Segment
PPL’s international delivery business segment primarily includes investments in the regulated electric distribution companies in the United Kingdom and included operating results of the Latin American companies prior to the dates of their divestitures in 2007.

Per share earnings from ongoing operations for PPL’s international delivery business segment in 2007 increased by 13 percent, or $0.09 per share, compared with 2006. This increase was the result of lower U.S. income taxes, driven in part by U.S. tax benefits realized in 2007, a positive currency exchange rate in the U.K. and higher delivery revenues in the U.K. electric distribution businesses.

The positive earnings benefits were partially offset by higher local taxes and higher operation and maintenance expenses in the U.K., as well as lower operating results in PPL’s Latin American businesses as a result of the divestiture of these businesses throughout 2007. In addition, 2006 results benefited from higher income realized from the ongoing liquidation of certain nonstrategic businesses in the U.K.

In the fourth quarter of 2007, per share earnings from ongoing operations for PPL’s international delivery business segment increased by 69 percent, or $0.09 per share, compared with the same period of 2006. Many of the factors that affected 2007 results for this business segment also affected the results in the fourth quarter, including higher delivery margins, lower income taxes, and higher operation and maintenance expenses.

2008 Earnings Forecast by Business Segment

Earnings (per share)	2008 (forecast)	2007 (actual)
	Midpoint	Ongoing earnings

Supply	$1.34	$1.42
Pennsylvania Delivery	0.45	0.40
International Delivery	0.61	0.78
Total	$2.40	$2.60

PPL is reaffirming its 2008 earnings forecast of $2.35 to $2.45 per share, which excludes the potential impact of special items that may be recorded in 2008. This forecast reflects the loss of $0.18 per share of synfuel-related earnings as a result of the expiration of federal synfuel tax credits at the end of 2007, and reduced earnings of $0.08 per share as a result of the divestiture of Latin American operations in 2007. In addition, 2007 earnings included U.S. tax benefits of $0.08 per share, which are not likely to recur at similar levels. PPL expects to partially offset these negative effects through an increase in earnings from higher-valued wholesale energy contracts, higher base load generation, and increased revenues from its Pennsylvania delivery business segment as a result of PPL Electric Utilities’ distribution base rate increase that was effective Jan. 1, 2008.

Supply Segment
PPL projects lower earnings in its supply business segment in 2008 as compared with 2007 as a result of the loss of synfuel-related earnings and higher depreciation for scrubbers being installed at both coal-fired generation units at the Montour power plant and at Unit 3 of the Brunner Island power plant, both in Pennsylvania, which are expected to be placed in service during 2008. PPL expects these negative effects to be partially offset by higher energy margins as a result of higher-valued wholesale energy contracts and higher expected base load generation as compared with 2007.

Pennsylvania Delivery Segment
PPL projects higher earnings for its Pennsylvania delivery business segment, driven by higher revenues as a result of PPL Electric Utilities’ new distribution rates.

International Delivery Segment
PPL projects the earnings of its international delivery business segment will decline in 2008 compared with 2007. This decline is a result of the 2007 divestiture of PPL’s Latin American businesses and higher U.S. income taxes primarily driven by the U.S. income tax benefits realized in 2007. Partially offsetting the impact of these negative earnings drivers is lower pension expense at the U.K. electric distribution businesses.

2010 Earnings Forecast

PPL also reaffirmed its 2010 earnings forecast of a range of $4.00 to $4.60 per share. This forecast is driven primarily by higher energy margins based on higher wholesale electricity and capacity prices, higher expected generation output, and increased earnings from marketing and trading activities.

At the end of 2009, the full-requirements supply contract between PPL EnergyPlus and PPL Electric Utilities will expire. As a result of higher forward energy prices seen in the competitive marketplace and the 2010 capacity prices set in PJM Interconnection’s October 2007 auction, PPL expects a significant improvement in energy margins in 2010.

This forecast does not include the effect of any new assets being added to the company’s portfolio and assumes PPL Electric Utilities’ ability to fully recover its market-based energy costs as provided under Pennsylvania law.

PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

PPL invites interested parties to listen to a live Internet web cast of management’s teleconference with financial analysts about annual and fourth-quarter 2007 financial results at 9 a.m. EST Thursday, Jan. 31. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The web cast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 719-325-4912.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheet (Unaudited)
(Millions of Dollars)

	Dec. 31, 2007	Dec. 31, 2006
Assets
Cash and cash equivalents	$430	$794
Assets held for sale	366	0
Other current assets	2,574	2,836
Investments	608	564
Property, plant and equipment
Electric plant	20,109	19,395
Gas and oil plant	66	373
Other property	202	311
	20,377	20,079
Less: accumulated depreciation and amortization	7,772	8,010
	12,605	12,069
Recoverable transition costs	574	884
Goodwill and other acquired intangibles	1,326	1,521
Regulatory and other noncurrent assets	1,508	1,079
Total assets	$19,991	$19,747

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$770	$1,149
Liabilities held for sale	68	0
Other current liabilities	2,122	2,199
Long-term debt (less current portion)	6,890	6,728
Deferred income taxes and investment tax credits	2,184	2,331
Other noncurrent liabilities	2,051	1,857
Minority interest	19	60
Preferred securities of a subsidiary	301	301
Earnings reinvested	3,471	2,626
Common stock and capital in excess of par value	2,176	2,814
Accumulated other comprehensive loss	(61)	(318)
Total liabilities and equity	$19,991	$19,747

(a)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

Condensed Consolidated Income Statement (Unaudited)
(Millions of Dollars, Except per Share Data)

	3 Months Ended Dec. 31,		12 Months Ended Dec. 31,
	2007(a)	2006(a)(b)	2007(a)	2006(a)(b)
Operating Revenues
Utility	$1,040	$963	$4,114	$3,855
Unregulated retail electric	29	23	102	91
Wholesale energy marketing	327	368	1,472	1,532
Net energy trading margins	4	9	42	35
Energy-related businesses	206	164	769	618
	1,606	1,527	6,499	6,131

Operating Expenses
Fuel and energy purchases	382	410	1,624	1,736
Other operation and maintenance	377	352	1,373	1,266
Amortization of recoverable transition costs	81	72	310	282
Depreciation	112	111	446	419
Taxes, other than income	75	68	298	281
Energy-related businesses	181	185	762	638
	1,208	1,198	4,813	4,622
Operating Income	398	329	1,686	1,509
Other Income - net	24	7	95	62
Interest Expense	117	109	474	447

Income from Continuing Operations Before
Income Taxes, Minority Interest and
Dividends on Preferred Securities of a Subsidiary	305	227	1,307	1,124
Income Taxes	83	54	271	268
Minority Interest	1	1	3	3
Dividends on Preferred Securities of a Subsidiary	4	4	18	14

Income from Continuing Operations	217	168	1,015	839
Income from Discontinued Operations (net of income taxes)	222	10	294	26

Net Income	$439	$178	$1,309	$865

Earnings per share of common stock – basic
Earnings from ongoing operations	$0.61	$0.47	$2.63	$2.28
Special items	0.57	0.00	0.81	(0.01)

Net Income	$1.18	$0.47	$3.44	$2.27

Earnings per share of common stock – diluted
Earnings from ongoing operations	$0.60	$0.46	$2.60	$2.25
Special items	0.57	0.00	0.80	(0.01)

Net Income	$1.17	$0.46	$3.40	$2.24

Average shares outstanding (thousands)
Basic	372,943	382,060	380,563	380,754
Diluted	377,270	388,110	385,111	386,769

(a)
Earnings in the 2007 and 2006 periods were impacted by several special items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these special items.

(b)
Certain amounts from 2006 have been reclassified to conform to the current year presentation. This includes the reclassification of Latin American and PPL Gas Utilities Corporation accounts to Discontinued Operations.

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	12 Months Ended Dec. 31,
	2007	2006
Cash Flows from Operating Activities

Net income	$1,309	$865
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	458	446
Amortizations - recoverable transition costs and other	433	309
Pre-tax gain from the sale of Latin American businesses	(398)	0
Pre-tax loss from the sale of interest in Griffith plant	0	39
Deferred income taxes and investment tax credits	43	(25)
Pension and other postretirement benefits	(39)	(115)
Impairment of assets	99	0
Changes in working capital	(180)	161
Other	(154)	78
Net cash provided by operating activities	1,571	1,758

Cash Flows from Investing Activities

Expenditures for property, plant and equipment	(1,685)	(1,394)
Proceeds from the sale of the Latin American businesses	851	0
Proceeds from the sale of telecommunication operations	47	0
Proceeds from the sale of interest in the Griffith plant	0	110
Net sales (purchases) of emission allowances	74	(30)
Net sales (purchases) of short-term investments	259	(296)
Other investing activities	(160)	(7)
Net cash used in investing activities	(614)	(1,617)

Cash Flows from Financing Activities

Net (retirements) issuances of long-term debt	(231)	450
Repurchase of common stock	(712)	0
Payment of common stock dividends	(459)	(409)
Net increase (decrease) in short-term debt	61	(173)
Issuance of preference stock, net of issuance costs	0	245
Other financing activities	15	(18)
Net cash (used in) provided by financing activities	(1,326)	95

Effect of Exchange Rates on Cash and Cash Equivalents	5	3

Net (Decrease) Increase in Cash and Cash Equivalents	(364)	239
Cash and cash equivalents at beginning of period	794	555
Cash and cash equivalents at end of period	$430	$794

Key Indicators

Financial

	12 Months Ended Dec. 31, 2007	12 Months Ended Dec. 31, 2006

Dividends declared per share	$1.22	$1.10
Book value per share (a)	$14.96	$13.30
Market price per share (a)	$52.09	$35.84
Dividend yield (a)	2.3%	3.1%
Dividend payout ratio (b)	36%	49%
Dividend payout ratio - earnings from ongoing operations (b)(c)	47%	49%
Price/earnings ratio (a)(b)	15.3	16.0
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	20.0	15.9
Return on average common equity	24.85%	17.81%
Return on average common equity - earnings from ongoing operations (c)	19.25%	17.69%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of special items, as described in the text and tables of this news release.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

4th Quarter 2007	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$109	$35	$82	$226	$0.29	$0.09	$0.22	$0.60
Special Items
MTM adj's from energy-related, non-trading economic hedges	12			12	0.03			0.03
Divestiture of Latin American businesses			211	211			0.56	0.56
Impairment of certain transmission rights	(1)			(1)
Workforce reductions	(4)	(1)	(4)	(9)	(0.01)		(0.01)	(0.02)
Total special items	7	(1)	207	213	0.02		0.55	0.57
Reported earnings	$116	$34	$289	$439	$0.31	$0.09	$0.77	$1.17

Year to date Dec. 31, 2007	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$546	$155	$301	$1,002	$1.42	$0.40	$0.78	$2.60
Special Items
MTM adj's from energy-related, non-trading economic hedges	32			32	0.08			0.08
PJM billing dispute (Q1, '07)	(1)			(1)
Divestiture of Latin American businesses (Q1, '07; Q2, '07; Q3, '07; Q4, '07)			257	257			0.67	0.67
Sale of telecommunication operations (Q1, '07; Q2, '07; Q3, '07; Q4, '07)	(23)			(23)	(0.06)			(0.06)
Sale of gas and propane businesses (Q3, '07)		(23)		(23)		(0.06)		(0.06)
Settlement of Wallingford cost-based rates (Q3, '07)	33			33	0.09			0.09
Impairment of certain transmission rights (Q3, '07; Q4, '07)	(13)			(13)	(0.04)			(0.04)
Change in U.K. tax rate (Q3, '07)			54	54			0.14	0.14
Workforce reductions (Q4, '07)	(4)	(1)	(4)	(9)	(0.01)		(0.01)	(0.02)
Total special items	24	(24)	307	307	0.06	(0.06)	0.80	0.80
Reported earnings	$570	$131	$608	$1,309	$1.48	$0.34	$1.58	$3.40

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

4th Quarter 2006	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$99	$29	$49	$177	$0.26	$0.07	$0.13	$0.46
Special Items
MTM adj's from energy-related, non-trading economic hedges	3			3	0.01			0.01
PJM billing dispute	(18)	21		3	(0.05)	0.06		0.01
Sale of interest in Griffith	1			1
Susquehanna workforce reduction	(3)			(3)	(0.01)			(0.01)
Impairment of nuclear decom. trust investments	(3)			(3)	(0.01)			(0.01)
Total special items	(20)	21		1	(0.06)	0.06
Reported earnings	$79	$50	$49	$178	$0.20	$0.13	$0.13	$0.46

Year to date Dec. 31, 2006	(millions of dollars)				(per share)
	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$456	$146	$267	$869	$1.18	$0.38	$0.69	$2.25
Special Items
MTM adj's from energy-related, non-trading economic hedges	(11)			(11)	(0.03)			(0.03)
PJM billing dispute (Q4, '06)	(18)	21		3	(0.05)	0.06		0.01
Off-site remediation of ash basin leak (Q1, '06; Q2, '06)	6			6	0.02			0.02
Enron reserve adjustment (Q1, '06; Q2, '06)	11		1	12	0.03			0.03
Sale of interest in Griffith (Q2, '06; Q4, '06)	(16)			(16)	(0.04)			(0.04)
Synfuels impairment (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Write-off of Hurricane Isabel regulatory assets (Q3, '06)		(7)		(7)		(0.02)		(0.02)
Realization of benefits related to Black Lung Trust assets (Q3, '06)		21		21		0.05		0.05
Susquehanna workforce reduction (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Impairment of nuclear decom. trust investments (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Total special items	(40)	35	1	(4)	(0.10)	0.09		(0.01)
Reported earnings	$416	$181	$268	$865	$1.08	$0.47	$0.69	$2.24

Operating - Domestic and International Electricity Sales

(millions of kwh)
	3 Months Ended Dec. 31				12 Months Ended Dec. 31
	2007	2006	Percent Change		2007	2006	Percent Change
Domestic Retail
Delivered (a)	9,071	8,607	5.4%		37,950	36,683	3.5%
Supplied	9,590	9,111	5.3%		40,074	38,810	3.3%

International Delivered
United Kingdom	6,997	7,001	(0.1%	)	27,888	28,776	(3.1%	)
Latin America (c)	534	1,153	N/A		3,764	4,576	N/A

Domestic Wholesale
East	5,179	4,374	18.4%		20,816	19,399	7.3%
West
NorthWestern Energy	571	838	(31.9%	)	2,809	3,356	(16.3%	)
Other West (b)	3,354	2,414	38.9%		12,050	9,847	22.4%

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation’s service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.
(c)	PPL's businesses in El Salvador, Bolivia and Chile were sold on May 24, 2007, July 12, 2007, and November 6, 2007, respectively, and electricity deliveries were made up until the dates of sale.

“Earnings from ongoing operations” excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses and pension costs,  marketing performance, regulation, asset dispositions and acquisitions, corporate strategy, capital additions, and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; market prices for crude oil and the potential impact on synthetic fuel tax credits and our synthetic fuel operations; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; receipt of necessary government permits, approvals and rate relief; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or  economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries.  Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.